NEWS RELEASE

	Contacts:	Stacey Hudson, Investor Relations Manager Alon USA Energy, Inc. 972-367-3808
FOR IMMEDIATE RELEASE
Investors: Jack Lascar/ Sheila Stuewe Dennard § Lascar Associates, LLC 713-529-6600 Media: Blake Lewis Lewis Public Relations 214-635-3020 Ruth Sheetrit SMG Public Relations 011-972-547-555551
Alon USA Energy, Inc. Reports First Quarter 2014 Results

Declares Quarterly Cash Dividend
Schedules conference call for May 2, 2014 at 12:00 p.m. Eastern
DALLAS, TEXAS, May 1, 2014 - Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the first quarter of 2014. Net income available to stockholders for the first quarter of 2014 was $0.8 million, or $0.01 per share, compared to net income available to stockholders of $54.2 million, or $0.86 per share, for the same period last year. Excluding special items, Alon recorded net income available to stockholders of $4.2 million, or $0.06 per share, for the first quarter of 2014, compared to net income available to stockholders of $54.2 million, or $0.86 per share, for the same period last year.
Paul Eisman, CEO and President, commented, “The financial results compared to prior year are lower due to less favorable crude oil differentials and the resulting margins, but this was partially offset by excellent operational performance at Big Spring, where we had a total throughput of over 73,000 barrels per day. Relative to the fourth quarter of 2013, our first quarter results benefited from an improved Gulf Coast 3/2/1 crack spread driven predominantly by a strengthening in gasoline prices, but also from wider differentials for Midland-priced crudes. In addition, sweet crude oil in Midland is now discounted relative to sour crude, and we have adjusted our crude slate to take advantage of this by increasing the amount of sweet crude processed. Midland crude differentials widened further during the months of March and April, which will positively affect the cost of crude and refinery operating margin at Big Spring in the second quarter.
“During the second quarter, we intend to successfully execute the planned turnaround at the Big Spring refinery and also to complete the Vacuum Tower Revamp Project. This project will increase distillate yield, improve energy efficiency and allow us to better optimize our crude slate. For the second quarter, we currently expect throughput at the Big Spring refinery to average approximately 46,000 barrels per day as a result of the turnaround. We expect the refinery throughput to average 67,000 barrels per day for the year.
“At Krotz Springs, throughput in the first quarter was impacted by several ice storms and by a short outage in the first quarter to complete some maintenance work in the crude unit. Though the Brent to LLS spread narrowed in the first quarter, crude inventories on the Gulf Coast reached record-high levels in April. As crude inventories continue to grow, we expect LLS prices to trade at a sustainable discount to Brent, which should further enhance refinery operating margin at Krotz Springs. We expect to operate the Krotz Springs Refinery at 73,000 barrels per day in the second quarter, and at an average of 71,000 barrels per day for the year.
“On the West Coast, we continue to make progress with the permitting process for expansion of our Bakersfield rail terminal and refinery light crude modification project. Our permit application is out for public comment, and we expect to receive the permit in the coming months.
“The results from our retail marketing operations were impacted by seasonal weakness along with severe winter weather. However, we have seen improvement in the business, and expect our retail marketing division to continue to improve their results, as they have over the last several years.

“Lastly, I am also pleased to report that today we redeemed $40 million of the principal balance on our 13.50% senior secured notes due October 2014, reducing the principal balance to approximately $35.6 million.”
FIRST QUARTER 2014
Special items reduced earnings by $3.4 million for the first quarter of 2014 as a result of after-tax losses of $5.1 million associated with unrealized losses on commodity swaps, partially offset by $1.7 million associated with after-tax gains recognized on disposition of assets. There were no material special items that affected earnings for the first quarter of 2013.
The combined refinery average throughput for the first quarter of 2014 was 135,363 barrels per day (“bpd”), consisting of 73,296 bpd at the Big Spring refinery and 62,067 bpd at the Krotz Springs refinery, compared to a combined refinery average throughput of 117,915 bpd for the first quarter of 2013, consisting of 59,476 bpd at the Big Spring refinery and 58,439 bpd at the Krotz Springs refinery. The lower throughput rates during the first quarter of 2013 were due to maintenance work at both refineries.
Refinery operating margin at the Big Spring refinery was $14.77 per barrel for the first quarter of 2014 compared to $28.76 per barrel for the same period in 2013. This decrease was mainly due to lower Gulf Coast 3/2/1 crack spreads and a narrowing of both the WTI Cushing to WTS spread and the WTI Cushing to WTI Midland spread. The Big Spring refinery operating margin was also impacted during the first quarter of 2014 by $2.9 million of costs associated with RINs obligations. For the first quarter of 2013, we utilized carryover RINs from 2012 to completely offset our RINs deficit at the Big Spring refinery.
Refinery operating margin at the Krotz Springs refinery was $7.39 per barrel for the first quarter of 2014 compared to $13.14 per barrel for the same period in 2013. This decrease was mainly due to a narrowing of both the LLS to WTI Cushing spread and the WTI Cushing to WTI Midland spread, partially offset by higher Gulf Coast 2/1/1 crack spreads. The Krotz Springs refinery operating margin was also impacted during the first quarter of 2014 by $5.1 million of costs associated with RINs obligations. The Krotz Springs refinery received an exemption from the RFS2 requirements for 2013 and as a result did not record costs associated with RINs.
The average Gulf Coast 3/2/1 crack spread was $16.81 per barrel for the first quarter of 2014 compared to $28.40 per barrel for the same period in 2013, which was influenced by a reduction in the Brent to WTI Cushing spread. The average Brent to WTI Cushing spread for the first quarter of 2014 was $10.46 per barrel compared to $19.25 per barrel for the same period in 2013. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $10.75 per barrel for the first quarter of 2014 compared to $8.20 per barrel for the same period in 2013.
The average WTI Cushing to WTS spread for the first quarter of 2014 was $3.67 per barrel compared to $11.41 per barrel for the same period in 2013. The average WTI Cushing to WTI Midland spread for the first quarter of 2014 was $3.54 per barrel compared to $7.72 per barrel for the same period in 2013. The average LLS to WTI Cushing spread for the first quarter of 2014 was $6.00 per barrel compared to $20.22 per barrel for the same period in 2013.
Asphalt margins for the first quarter of 2014 were $79.59 per ton compared to $61.51 per ton for the same period in 2013. On a cash basis (i.e., excluding inventory effects), asphalt margins in the first quarter of 2014 were $88.80 per ton compared to $61.44 per ton in the first quarter of 2013. This increase was primarily due to lower costs of purchased asphalt sold during the first quarter of 2014 compared to the first quarter of 2013. The average blended asphalt sales price increased 1.1% to $546.21 per ton in the first quarter of 2014 from $540.48 per ton in the first quarter of 2013, and the average non-blended asphalt sales price decreased 0.7% to $389.14 per ton in the first quarter of 2014 from $391.77 per ton in the first quarter of 2013.
Retail fuel sales volume increased by 2.5% to 45.5 million gallons in the first quarter of 2014 from 44.4 million gallons in the first quarter of 2013.
Alon also announced today that its Board of Directors has declared the regular quarterly cash dividend of $0.06 per share. The dividend is payable on June 16, 2014 to stockholders of record at the close of business on May 30, 2014.
CONFERENCE CALL
Alon has scheduled a conference call for Friday, May 2, 2014, at 12:00 p.m. Eastern Time (11:00 a.m. Central Time), to discuss the first quarter 2014 results. To access the call, please dial 800-762-8779, or 480-629-9645 for international callers, at least 10 minutes prior to the start time and ask for the Alon USA Energy call. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging on that site, clicking “Investors” and then “Alon USA Energy, Inc.” A telephonic replay of the conference call will be available through May 16, 2014, and may be accessed by calling 800-406-7325, or 303-590-3030 for international callers, and using the passcode 4678349#. The archived webcast will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard § Lascar Associates at 713-529-6600 or email dwashburn@dennardlascar.com.

Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. Alon owns 100% of the general partner and approximately 82% of the limited partner interests in Alon USA Partners, LP, which owns a crude oil refinery in Texas with an aggregate crude oil throughput capacity of approximately 70,000 barrels per day. In addition, Alon directly owns crude oil refineries in Louisiana and California, with an aggregate crude oil throughput capacity of approximately 144,000 barrels per day. Alon is a leading marketer of asphalt, which it distributes through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in Texas and New Mexico.
Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
- Tables to follow -

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE

RESULTS OF OPERATIONS - FINANCIAL DATA (ALL INFORMATION IN THIS PRESS RELEASE EXCEPT FOR BALANCE SHEET DATA AS OF DECEMBER 31, 2013, IS UNAUDITED)	For the Three Months Ended
	March 31,
	2014	2013
	(dollars in thousands, except per share data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$1,683,245	$1,651,196
Operating costs and expenses:
Cost of sales	1,506,545	1,378,257
Direct operating expenses	70,678	74,222
Selling, general and administrative expenses (2)	39,389	41,741
Depreciation and amortization (3)	29,878	31,163
Total operating costs and expenses	1,646,490	1,525,383
Gain on disposition of assets (4)	2,205	18
Operating income	38,960	125,831
Interest expense	(28,015)	(21,292)
Equity losses of investees	(459)	(381)
Other income (loss), net	(17)	83
Income before income tax expense	10,469	104,241
Income tax expense	2,094	30,590
Net income	8,375	73,651
Net income attributable to non-controlling interest	7,590	19,467
Net income available to stockholders	$785	$54,184
Earnings per share, basic	$0.01	$0.86
Weighted average shares outstanding, basic (in thousands)	68,617	61,957
Earnings per share, diluted	$0.01	$0.80
Weighted average shares outstanding, diluted (in thousands)	69,067	67,616
Cash dividends per share	$0.06	$0.04
CASH FLOW DATA:
Net cash provided by (used in):
Operating activities	$62,714	$160,770
Investing activities	6,396	(13,573)
Financing activities	61,683	(10,627)
OTHER DATA:
Adjusted net income available to stockholders (5)	$4,195	$54,172
Adjusted earnings per share (5)	$0.06	$0.86
Adjusted EBITDA (6)	$72,763	$156,678
Capital expenditures (7)	18,160	8,414
Capital expenditures for turnarounds and catalysts	14,847	5,216

	March 31, 2014	December 31, 2013
BALANCE SHEET DATA (end of period):	(dollars in thousands)
Cash and cash equivalents	$355,292	$224,499
Working capital	188,296	60,863
Total assets	2,345,724	2,245,140
Total debt	683,745	612,248
Total debt less cash and cash equivalents	328,453	387,749
Total equity	649,105	625,404

REFINING AND MARKETING SEGMENT
	For the Three Months Ended
	March 31,
	2014	2013
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENTS OF OPERATIONS DATA:
Net sales (8)	$1,504,918	$1,414,125
Operating costs and expenses:
Cost of sales	1,368,214	1,183,322
Direct operating expenses	60,798	63,669
Selling, general and administrative expenses	10,534	13,921
Depreciation and amortization	25,368	26,505
Total operating costs and expenses	1,464,914	1,287,417
Operating income	$40,004	$126,708
KEY OPERATING STATISTICS:
Per barrel of throughput:
Refinery operating margin – Big Spring (9)	$14.77	$28.76
Refinery operating margin – Krotz Springs (9)	7.39	13.14
Refinery direct operating expense – Big Spring (10)	4.39	5.68
Refinery direct operating expense – Krotz Springs (10)	4.56	4.42
Capital expenditures	$12,196	$5,969
Capital expenditures for turnarounds and catalysts	14,847	5,216
PRICING STATISTICS:
Crack spreads (3/2/1) (per barrel):
Gulf Coast (11)	$16.81	$28.40
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (11)	$10.75	$8.20
WTI Cushing crude oil (per barrel)	$98.65	$94.27
Crude oil differentials (per barrel):
WTI Cushing less WTI Midland (12)	$3.54	$7.72
WTI Cushing less WTS (12)	3.67	11.41
LLS less WTI Cushing (12)	6.00	20.22
Brent less LLS (12)	4.80	(0.33)
Brent less WTI Cushing (12)	10.46	19.25
Product prices (dollars per gallon):
Gulf Coast unleaded gasoline	$2.66	$2.84
Gulf Coast ultra-low sulfur diesel	2.93	3.09
Gulf Coast high sulfur diesel	2.84	3.01
Natural gas (per MMBtu)	4.72	3.48

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY	For the Three Months Ended
	March 31,
	2014		2013
	bpd	%	bpd	%
Refinery throughput:
WTS crude	35,345	48.2	45,220	76.0
WTI crude	35,982	49.1	11,549	19.4
Blendstocks	1,969	2.7	2,707	4.6
Total refinery throughput (13)	73,296	100.0	59,476	100.0
Refinery production:
Gasoline	36,290	49.6	29,785	50.4
Diesel/jet	24,674	33.6	19,298	32.6
Asphalt	3,406	4.6	3,359	5.7
Petrochemicals	4,412	6.0	3,726	6.3
Other	4,557	6.2	2,969	5.0
Total refinery production (14)	73,339	100.0	59,137	100.0
Refinery utilization (15)		101.9%		92.4%

THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY	For the Three Months Ended
	March 31,
	2014		2013
	bpd	%	bpd	%
Refinery throughput:
WTI crude	24,040	38.7	25,083	43.0
Gulf Coast sweet crude	35,710	57.6	31,516	53.9
Blendstocks	2,317	3.7	1,840	3.1
Total refinery throughput (13)	62,067	100.0	58,439	100.0
Refinery production:
Gasoline	30,888	48.9	26,916	45.0
Diesel/jet	25,873	41.0	22,382	37.5
Heavy Oils	594	0.9	1,773	3.0
Other	5,819	9.2	8,687	14.5
Total refinery production (14)	63,174	100.0	59,758	100.0
Refinery utilization (15)		80.7%		80.5%

ASPHALT SEGMENT
	For the Three Months Ended
	March 31,
	2014	2013
	(dollars in thousands, except per ton data)
STATEMENTS OF OPERATIONS DATA:
Net sales (16)	$96,171	$154,865
Operating costs and expenses:
Cost of sales (16)(17)	87,734	145,516
Direct operating expenses	9,880	10,553
Selling, general and administrative expenses	2,728	1,648
Depreciation and amortization	1,200	1,549
Total operating costs and expenses	101,542	159,266
Gain on disposition of assets (4)	2,166	—
Operating loss	$(3,205)	$(4,401)
KEY OPERATING STATISTICS:
Blended asphalt sales volume (tons in thousands) (18)	84	130
Non-blended asphalt sales volume (tons in thousands) (19)	22	22
Blended asphalt sales price per ton (18)	$546.21	$540.48
Non-blended asphalt sales price per ton (19)	389.14	391.77
Asphalt margin per ton (20)	79.59	61.51
Capital expenditures	$1,718	$1,792

RETAIL SEGMENT
	For the Three Months Ended
	March 31,
	2014	2013
	(dollars in thousands, except per gallon data)
STATEMENTS OF OPERATIONS DATA:
Net sales (1)	$221,248	$224,105
Operating costs and expenses:
Cost of sales (17)	189,689	191,318
Selling, general and administrative expenses	25,952	25,997
Depreciation and amortization	2,714	2,268
Total operating costs and expenses	218,355	219,583
Gain on disposition of assets	40	18
Operating income	$2,933	$4,540
KEY OPERATING STATISTICS:
Number of stores (end of period) (21)	296	298
Retail fuel sales (thousands of gallons)	45,516	44,406
Retail fuel sales (thousands of gallons per site per month) (21)	53	52
Retail fuel margin (cents per gallon) (22)	18.3	20.3
Retail fuel sales price (dollars per gallon) (23)	$3.25	$3.39
Merchandise sales	$73,335	$73,333
Merchandise sales (per site per month) (21)	$83	$82
Merchandise margin (24)	31.5%	32.3%
Capital expenditures	$3,381	$640

(1)	Includes excise taxes on sales by the retail segment of $17,810 and $17,305 for the three months ended March 31, 2014 and 2013, respectively.

(2)
Includes corporate headquarters selling, general and administrative expenses of $175 and $175 for the three months ended March 31, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(3)	Includes corporate depreciation and amortization of $596 and $841 for the three months ended March 31, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(4)	Gain on disposition of assets for the three months ended March 31, 2014 is primarily the gain recognized on the sale of our Willbridge, Oregon asphalt terminal.

(5)
The following table provides a reconciliation of net income available to stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net income available to stockholders utilized in determining adjusted earnings per share, excluding after-tax unrealized losses on commodity swaps and after-tax gain on disposition of assets. Adjusted net income available to stockholders is not a recognized measurement under GAAP; however, the amounts included in adjusted net income available to stockholders are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of adjusted net income available to stockholders and adjusted earnings per share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	For the Three Months Ended
	March 31,
	2014	2013
	(dollars in thousands)
Net income available to stockholders	$785	$54,184
Plus: Unrealized losses on commodity swaps, net of tax	5,119	—
Less: Gain on disposition of assets, net of tax	(1,709)	(12)
Adjusted net income available to stockholders	$4,195	$54,172
Adjusted earnings per share *	$0.06	$0.86

*	Adjusted earnings per share includes the effects of dividends on preferred stock on adjusted net income available to stockholders necessary to calculate earnings per share.

(6)
Adjusted EBITDA represents earnings before net income attributable to non-controlling interest, income tax expense, interest expense, depreciation and amortization, gain on disposition of assets and unrealized losses on commodity swaps. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of net income attributable to non-controlling interest, income tax expense, interest expense, gain on disposition of assets, unrealized losses on commodity swaps and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.
The following table reconciles net income available to stockholders to Adjusted EBITDA for the three months ended March 31, 2014 and 2013:

	For the Three Months Ended
	March 31,
	2014	2013
	(dollars in thousands)
Net income available to stockholders	$785	$54,184
Net income attributable to non-controlling interest	7,590	19,467
Income tax expense	2,094	30,590
Interest expense	28,015	21,292
Depreciation and amortization	29,878	31,163
Gain on disposition of assets	(2,205)	(18)
Unrealized losses on commodity swaps	6,606	—
Adjusted EBITDA	$72,763	$156,678

(7)	Includes corporate capital expenditures of $865 and $13 for the three months ended March 31, 2014 and 2013, respectively, which are not allocated to our three operating segments.

(8)
Net sales include intersegment sales to our asphalt and retail segments at prices which approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(9)
Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial hedge positions and certain inventory adjustments) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the three months ended March 31, 2014 excludes $7,134 of negative inventory effects and losses on commodity swaps of $6,238.
The refinery operating margin for the three months ended March 31, 2013 excludes $2,965 of positive inventory effects.

(10)
Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring and Krotz Springs refineries by the applicable refinery’s total throughput volumes.

(11)
We compare our Big Spring refinery’s operating margin to the Gulf Coast 3/2/1 crack spread. A Gulf Coast 3/2/1 crack spread is calculated assuming that three barrels of WTI Cushing crude oil are converted, or cracked, into two barrels of Gulf Coast conventional gasoline and one barrel of Gulf Coast ultra-low sulfur diesel.

We compare our Krotz Springs refinery’s operating margin to the Gulf Coast 2/1/1 high sulfur diesel crack spread. A Gulf Coast 2/1/1 high sulfur diesel crack spread is calculated assuming that two barrels of LLS crude oil are converted into one barrel of Gulf Coast conventional gasoline and one barrel of Gulf Coast high sulfur diesel.

(12)
The WTI Cushing less WTI Midland spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTI Midland crude oil. The WTI Cushing less WTS, or sweet/sour, spread represents the differential between the average price per barrel of WTI Cushing crude oil and the average price per barrel of WTS crude oil. The LLS less WTI Cushing spread represents the differential between the average price per barrel of LLS crude oil and the average price per barrel of WTI Cushing crude oil. The Brent less LLS spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of LLS crude oil. The Brent less WTI Cushing spread represents the differential between the average price per barrel of Brent crude oil and the average price per barrel of WTI Cushing crude oil.

(13)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(14)
Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refineries.

(15)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(16)
Net sales and cost of sales include asphalt purchases sold as part of a supply and offtake arrangement of approximately $42,000 and $76,000 for the three months ended March 31, 2014 and 2013, respectively. The volumes associated with these sales are excluded from the Key Operating Statistics.

(17)
Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(18)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(19)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(20)
Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(21)	At March 31, 2014 we had 296 retail convenience stores of which 285 sold fuel. At March 31, 2013 we had 298 retail convenience stores of which 286 sold fuel.

(22)
Retail fuel margin represents the difference between retail fuel sales revenue and the net cost of purchased retail fuel, including transportation costs and associated excise taxes, expressed on a cents-per-gallon basis. Retail fuel margins are frequently used in the retail industry to measure operating results related to retail fuel sales.

(23)	Retail fuel sales price per gallon represents the average sales price for retail fuels sold through our retail convenience stores.

(24)
Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.